UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

__________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2008 (October 1, 2008)

Date of report (Date of earliest event reported)

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On October 1, 2008, Blue Cross and Blue Shield of Florida, Inc. and Health Options, Inc. (collectively referred to as "BCBSF"), entered into a Health Care Benefits Contract with Gevity HR, Inc. (the “Company”) providing for the continued offering of BCBSF benefit plan options to the Company’s Florida-based clients and their worksite employees as part of the Company’s full range of services through September 30, 2009.

BCBSF is the Company’s primary partner in Florida, delivering medical care benefits to approximately 19,000 Florida-based client employees. The Company’s policy with BCBSF is a minimum premium policy pursuant to which the Company is obligated to reimburse BCBSF for the cost of the claims incurred by participants under the plan, plus the cost of plan administration. The administrative costs per covered client employee associated with this policy are specified in the agreement and aggregate loss coverage is provided to the Company at the level of 115% of projected claims for the plan year beginning October 1, 2008.

The Company is required to pre-fund the estimated monthly expenses and claim liability charges of the plan by the first of each calendar month. The estimated monthly expenses are based upon the Minimum Premium Rate and the Annual Excess liability rate, as set forth in the agreement, times the number of insureds. The monthly estimated claim liability charge is based upon an average of monthly paid claims as determined by BCBSF based on three month periods specified in the agreement. Differences between the pre-funded amounts and actual amounts subsequently determined shall be settled in the following month.

As part of the Company’s obligation to BCBSF, the Company posted an irrevocable letter of credit in favor of BCBSF in an initial amount of $5,000,000 on October 1, 2008 which shall be increased monthly by approximately $1,000,000 over a seven month period until it reaches $11,765,830 on May 1, 2009.

The Company intends to file a redacted copy of the BCBSF agreement in its next periodic report along with a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated: October 2, 2008	By:	/s/ Edwin E. Hightower, Jr.
	Name:	Edwin E. Hightower, Jr.
	Title:	Senior Vice President and Chief
Legal Officer